EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FROM:             ATLANTIC GULF COMMUNITIES CORPORATION
CONTACT:          HARRY ROSE
TELEPHONE:        305-859-4376
FACSIMILE:        305-859-4616
WEBSITE:          HTTP://WWW.ATLANTICGULF.COM


          ATLANTIC GULF COMMUNITIES CORPORATION ANNOUNCES RESTRUCTURING

         Miami, Florida, Friday, July 2, 1999 -- Atlantic Gulf Communities Corporation (OTCBB - AGLF) announced today that as of July 1, 1999, it has eliminated 24 jobs, or approximately 18% of its workforce, as part of a restructuring program aimed at returning the Company to profitability and realigning its overhead costs with its operating revenues. The Company is also restructuring its management team as part of this process and reviewing its real estate inventory for the purposes of determining whether it should dispose of or refinance certain real estate projects and use the proceeds to reduce corporate level (non-project specific) indebtedness.

         The restructuring is expected to generate annual costs savings of approximately $2.9 million, exclusive of any one-time restructuring related costs.

         Larry Rutherford, the President and Chief Executive Officer of the Company, stated: "We decided that we needed to take immediate action to return the Company to profitability. Over the past five years, we have acquired, directly or through joint ventures, more than 20 outstanding real estate projects, retired all of our reorganization debt and refinanced the Company's corporate level debt. But, we have not hit our profit numbers. On the revenue side, we need to complete our projects on time and on budget. And, on the costs side, we need to reduce our G&A and reduce our corporate level indebtedness. Our restructuring program is looking at both sides of the equation. The program, if successful, will make us a financially stronger, more competitive player in a very competitive industry."

         The Company said that the restructuring program will cost about $1,120,000 in severance and other one-time restructuring related costs. The
Company recorded a portion of these costs in the first quarter of 1999 and anticipates that it will record the balance of such costs in the second quarter.

         Atlantic Gulf Communities Corporation is one of the Southeast's largest residential real estate developers. The Company develops residential lots for homebuilders in many of Florida's most active markets, including South Florida, Jacksonville, Tampa, Orlando and Ft. Myers, as well as projects in Raleigh-Durham, North Carolina, Dallas, Texas, and Aspen, Colorado. Headquartered in Miami, Florida, the Company is a proven leader in professional development services and is known for its leadership role in environmental quality.

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CERTAIN MATTERS  DISCUSSED  HEREIN CONTAIN FORWARD LOOKING  STATEMENTS  BASED ON
MANAGEMENT'S EXPECTATIONS REGARDING, AND EVALUATIONS OF CURRENT INFORMATION ABOUT, THE COMPANY'S BUSINESS RESULTS THAT INVOLVE RISKS AND UNCERTAINTIES, AND ARE SUBJECT TO FACTORS THAT COULD CAUSE ACTUAL FUTURE RESULTS TO DIFFER, BOTH ADVERSELY AND MATERIALLY, FROM CURRENTLY ANTICIPATED RESULTS , INCLUDING, WITHOUT LIMITATION, (1) THE EFFECT OF ECONOMIC AND MARKET CONDITIONS; (2) THE CYCLICAL NATURE OF THE REAL ESTATE MARKET IN FLORIDA AND OTHER SOUTHEAST U.S. PRIMARY MARKETS AND LUXURY/ RESORT MARKETS; (3) COMPETITIVE PRESSURES; (4) THE COMPANY'S OWN DEBT AND EQUITY STRUCTURE AND RELATED FINANCING AND REFINANCING CONTINGENCIES AND RESTRICTIONS, INCLUDING INTEREST RATES; (5) THE COMPANY'S ABILITY TO CLOSE FINANCINGS OF NEW REAL ESTATE AT PARTICULAR TIMES RELATIVE TO THE COMPANY'S CASH FLOW NEEDS AT SUCH TIMES; (6) THE PERFORMANCE OF THE COMPANY'S CURRENT DEVELOPMENT PROJECTS; (7) THE RESULTS OF THE COMPANY'S
STRATEGIC ALTERNATIVES INITIATIVE; AND (8) THE RESULTS OF THE COMPANY'S RESTRUCTURING PROGRAM.